Exhibit 99.1

FOR IMMEDIATE RELEASE                      CONTACT:  RICHARD JAY COYLE
                                                     BENTLEY PARTNERS, INC.
                                                     800-891-7782

PHARMACEUTICAL FORMULATIONS, INC. WILL DELAY REPORTING THIRD QUARTER RESULTS TO RESTATE SIX MONTH RESULTS FOR UNACCRUED WRITE-OFFS OF RECEIVABLES AND FOR INVENTORY ADJUSTMENTS ATTRIBUTED TO PROBLEMS WITH NEW COMPUTER SYSTEM AND ORACLE SOFTWARE.

EDISON, NJ, MAY 18, 1999 - Pharmaceutical Formulations, Inc. ("PFI") (OTC: PHFR) announced today it will delay reporting financial results for the third quarter ended March 31, 1999 pending a review to restate the unaudited earnings of the two previously reported quarters.

PFI said it has requested its independent certified public accountants, BDO Seidman LLP, to assist in the restatement of unaudited results for the first and second quarters of Fiscal 1999 ended September 30 and December 31, 1998, respectively, and that no adjustments to previously reported audited financial statements are currently anticipated.

The restatements will include adjustments for write-offs of accounts receivable related to various customer deductions not previously accrued, various inventory adjustments and other accruals.

The adjustments will largely relate to or be associated with previously reported problems caused by the installation of a new computer system and Oracle software, which commenced in July 1998 and continued through the current quarter ended March 31, 1999. PFI had engaged a third-party implementation firm to replace its antiquated system in order to better serve its growing customer base and ensure Y2K compliance.

The company expects to report further details and nine-month YTD financial results at the completion of the current review.

Relatedly, PFI also said it has commenced discussions with its major lender, CIT, in anticipation that adjustments resulting from the restatements and results for the current quarter will negatively impact certain loan covenants as of June 30, 1999.

SAFE HARBOR STATEMENT
This press release may contain forward-looking information and should be read in conjunction with the Company's Form 10-K for the period ended June 30, 1998 and the Company's other filings with the Securities and Exchange Commission.

COMPANY DESCRIPTION
PFI is the second largest solid dosage over-the-counter generic pharmaceutical manufacturer in the country, offering more than 120 different types of analgesics, cough-cold preparations, sinus/allergy and gastrointestinal relief products in tablet, caplet and capsule form. The company also manufactures and distributes products for national brand pharmaceutical companies, and sells and markets a line of antifungal aerosols. ICC Industries Inc., owner of approximately 67% of the common stock of PFI, is a major international manufacturer and marketer of chemical, plastic and pharmaceutical products with 1998 sales in excess of $1 billion.